Exhibit (a)(1)

NOVEMBER 28, 2012

SAUER-DANFOSS INC. CONFIRMS RECEIPT OF NOTICE FROM DANFOSS A/S REGARDING ITS INTENTION TO COMMENCE TENDER OFFER

•                  Stockholders Advised to Take No Action Pending Review by Special Committee of Board of Directors of Sauer-Danfoss

AMES, Iowa, USA, November 28, 2012  — Sauer-Danfoss Inc. (NYSE: SHS) today confirmed that it has received notice from Danfoss A/S  of its intention to launch a tender offer to acquire all of the outstanding shares of Sauer-Danfoss that it does not already own at a price of $49.00 per share in cash.  Danfoss and its subsidiaries currently own approximately 75.6% of the outstanding shares of Sauer-Danfoss.

The Board of Directors has established a Special Committee to consider the offer.  The Special Committee will consider and take a position with respect to the offer in accordance with applicable legal requirements.  Sauer-Danfoss shareholders are advised to take no action with respect to the offer until they have been advised of the Company’s position.

Notice to Investors

The tender offer for the outstanding shares of Sauer-Danfoss has not yet commenced.  No statement in this press release is an offer to purchase or a solicitation of an offer to sell securities.  At the time the tender offer is commenced, Danfoss A/S will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Sauer-Danfoss will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Such materials will be made available to Sauer-Danfoss’ stockholders at no expense to them.  In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2011 revenues of approximately $2.1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

Safe Harbor Disclosure

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms.  Although Sauer-Danfoss believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.  Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

Sauer-Danfoss undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The foregoing review of factors that could cause Sauer-Danfoss’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect Sauer-Danfoss’s future results included in Sauer-Danfoss’s filings with the Securities and Exchange Commission at www.sec.gov.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com